AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of the 31st day of August, 2000 (as it may be amended from time to time hereafter, this "Plan"), by and between JWGENESIS FINANCIAL CORP. (the "Company") and FIRST UNION CORPORATION ("First Union").

                                    RECITALS:

         (A) THE COMPANY. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Florida, with its principal executive offices located in Boca Raton, Florida. As of the date hereof, the Company has 30,000,000 authorized shares of common stock, each of $.001 par value ("Company Common Stock") and 5,000,000 authorized shares of Preferred Stock, each of $.10 par value ("Company Preferred Stock")(no other class of capital stock being authorized), of which 8,560,702 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding as of August 11, 2000.

         (B) FIRST UNION. First Union is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. First Union is registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended.

         (C) MERGING ENTITY. Promptly as practicable after the date hereof, First Union shall cause the formation of a wholly-owned subsidiary of First Union, which shall be incorporated under the laws of the State of Florida (the "Merging Entity"). The Merging Entity shall be formed solely for the purpose of engaging in the transactions contemplated by this Plan.

         (D) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined), there are no shares of capital stock of the Company authorized and reserved for issuance, the Company has no Rights (as hereinafter defined) issued or outstanding and the Company has no commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Plan. There are no preemptive rights in respect of the Company Common Stock.

         (E) APPROVALS. The Board of Directors of the Company and First Union each has approved this Plan and has authorized the execution hereof in counterparts.

         (F) VOTING AGREEMENT. As a condition and inducement to First Union's willingness to enter into this Plan, certain individuals have entered into an agreement with First Union in the form attached hereto as ANNEX A (the "Voting Agreement"), pursuant to which such individuals have agreed to vote all shares of Company Common Stock owned or acquired by them in favor of approval of the transactions contemplated by this Plan.

         (G) RETENTION PROGRAM. First Union and the Company have agreed, in connection with the transactions contemplated hereby, to establish a retention program on substantially the terms described herein, the purpose of which is to retain the services of certain employees and Independent Contractors (as hereinafter defined) of the Company and the Company Subsidiaries (as hereinafter defined) following the consummation of the transactions contemplated hereby.

         (H)  EMPLOYMENT   AGREEMENTS.   In  connection  with  the  transactions
contemplated hereby, certain employees of the Company identified on ANNEX B hereto have entered into employment agreements with First Union.

         In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

I.       THE MERGER.

         1.01.    THE MERGER.  On the Effective Date (as hereinafter defined):
                  ----------

                  (A) THE CONTINUING CORPORATION. The Merging Entity shall merge with and into the Company (the "Merger"), the separate existence of the Merging Entity shall cease and the Company (sometimes hereinafter referred to as the "Continuing Corporation") shall survive the Merger and the name of the Continuing Corporation shall be "First Union Genesis Holdings, Inc". The Continuing Corporation shall continue to be governed by the laws of the State of Florida, and the separate corporate existence of the Continuing Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Florida Business Corporation Act (the "FBCA").

                  (B) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The articles of incorporation and by-laws of the Continuing Corporation shall be those of the Company in effect immediately prior to the Effective Time (as hereinafter defined). The directors of the Merging Entity in office immediately prior to the Effective Time shall be the directors of the Continuing Corporation and the officers of the Merging Entity and the Company in office immediately prior to the Effective Time shall be the officers of the Continuing Corporation, in each case, together with such additional directors and officers as may thereafter be elected, who in the case of directors shall hold office until such time as their successors are elected and qualified.

         1.02.    EFFECTIVE DATE.
                  --------------

                  (A) If the conditions set forth in SECTIONS 6.01(A) and (B) and 6.03(C) through (H) have been satisfied or waived in writing on or before January 2, 2001, the effective date (the "Effective Date") of the Merger shall be January 2, 2001. If those conditions have not been satisfied or waived on such date, the Effective Date shall occur on such later date as the parties hereto mutually agree after such conditions are satisfied or waived; provided, however, that if the parties are not able to agree upon such date, the Effective Date shall be such date as First Union shall notify the Company in writing not less than five days prior thereto, which date shall not be more than 15 days after the satisfaction or waiver of such conditions. Notwithstanding anything to the contrary in the preceding, the occurrence of the Effective Date shall be subject to the satisfaction or written waiver of all of the conditions set forth in ARTICLE VI.

                  (B) Prior to the Effective Date, the Merging Entity and the Company shall execute and deliver to the Department of State of the State of Florida, articles of merger, in accordance with applicable law, specifying the date and time at which the Merger shall become effective. The time on the Effective Date at which the Merger becomes effective is referred to as the "Effective Time".

II.      CONSIDERATION.

         2.01.    CONSIDERATION.  Subject to the provisions of this Plan, at the
                  -------------
                  Effective Time:

         (A) OUTSTANDING MERGING ENTITY COMMON STOCK. Each of the shares of Merging Entity common stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, become and be converted into one share of Company Common Stock, which shall be owned by First Union.

         (B) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding shares held by the Company or any Company Subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity, in connection with any market making or proprietary trading activities or as a result of debts previously contracted ("Excluded Shares")) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive, subject to any adjustment as provided in this SECTION 2.01(B), $12 in cash (as the same may be adjusted, the "Merger Consideration"). Notwithstanding the foregoing, if:

                  (1) registered representatives of the JWG Broker-Dealers (as hereinafter defined) as of the date hereof and accounting for at least 95% of the Aggregate Production (as hereinafter defined) do not both
         (i) enter into Independent Contractor agreements with JWGFS (as hereinafter defined) for the calendar year 2001 (substantially in the customary form provided to First Union before the date of this Plan) on or prior to the Effective Time and (ii) continue as registered representatives of JWGFS and engage in their customary business function as of the Effective Time, then the Merger Consideration shall be reduced to $11; and

                  (2) registered representatives of the JWG Broker-Dealers as of the date hereof and accounting for at least 90% of Aggregate Production do not both (i) enter into Independent Contractor agreements with JWGFS for the calendar year 2001 (substantially in the customary form provided to First Union before the date of this Plan) on or prior to the Effective Time or (ii) continue as registered representatives of JWGFS and engage in their customary business function as of the Effective Time, then the Merger Consideration shall be reduced further to $10.00;

provided, however, that a registered representative of any JWG Broker-Dealer as of the date hereof will be treated as having met the requirements of clauses (i) and (ii) of SECTIONS 2.01(B)(1) and (2) if, as of the Effective Time, the registered representative is an employee of First Union or an affiliate of it.

         2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the Merger Consideration provided under this ARTICLE II, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.

         2.03.    PAYING AGENT AND EXCHANGE PROCEDURES.
                  ------------------------------------

               (A) First Union shall designate First Union National Bank to act as agent for the exchange of the certificates representing shares of Company Common Stock for the Merger Consideration upon surrender of the certificates for the Company Common Stock (the "Exchange Agent"). As soon as reasonably practicable after the Effective Date, the Exchange Agent will send or cause to be sent to each former stockholder of the Company of record immediately prior to the Effective Time, transmittal materials for use in exchanging such stockholder's certificates for Company Common Stock for the Merger Consideration. The Merger Consideration will be delivered to such stockholder only upon delivery to the Exchange Agent of (i) properly completed and duly executed transmittal materials (in the form provided by the Exchange Agent) and
(ii) the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid or shall accrue on the cash payable upon surrender of any such certificates.

              (B) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.04.  EXCLUDED  SHARES.  Each of the Excluded Shares shall be canceled
                ----------------
and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

         2.05. COMPANY DERIVATIVE SECURITIES. As soon as practicable after the date of this Plan, the Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee administering the Previously Disclosed stock option plans of the Company (the "Company Stock Option Plans")) shall adopt such resolutions or take or cause to be taken such other actions (if any) as may be required, including without limitation, amending the Company Stock Option Plans and/or obtaining any necessary consents or agreements from holders of Company Options (as hereinafter defined), holders of Non-Plan Company Options (as hereinafter defined) and/or holders of warrants to purchase shares of Company Common Stock (the "Company Warrants"), to provide that:

                  (A) each stock option to purchase shares of Company Common Stock pursuant to a Company Stock Option Plan (each, a "Company Option") outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted, at the Effective Time, into the right to receive, in lieu of the shares of Company Common Stock theretofore purchasable upon the exercise of the Company Option, an amount in cash equal to (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Option shall not theretofore have been exercised. At the Effective Time, each Company Option with an exercise price equal to or greater than the Merger Consideration shall be terminated without payment of any consideration.

         The Company shall provide to each holder of a Company Option any required notice under the Company Option;

                  (B) each Company Warrant outstanding immediately prior to the Effective Time shall be converted, at the Effective Time, into the right to receive, in lieu of the shares of Company Common Stock theretofore purchasable upon the exercise of the Company Warrant, an amount in cash equal to (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Company Warrant shall not theretofore have been exercised; PROVIDED that this Section 2.05(B) does not require the Company to modify any put right Previously Disclosed with respect to any Warrant. At the Effective Time, each Company Warrant with an exercise price equal to or greater than the Merger Consideration shall be terminated without payment of any consideration. The Company shall provide to each holder of a Company Warrant any required notice under the Company Warrant; and

                  (C) each stock option to purchase shares of Company Common Stock that was not issued pursuant to a Company Stock Option Plan
         (each, a "Non-Plan Company Option") outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted, at the Effective Time, in the same manner as Company Options pursuant to
         Section 2.05(A). The Company has Previously Disclosed each Non-Plan Option outstanding as of the date of this Plan.

The Company shall consult with First Union in connection with obtaining any agreement or consent required in connection with this Section 2.05 and shall from time to time (or at any time at the request of First Union) notify First Union of the progress thereof. In furtherance of the preceding, the Company agrees that, to the extent it determines (and under Applicable Law (as hereinafter defined) is permitted) to allow holders of Company Options and/or Non-Plan Company Options, as such, to participate directly or indirectly in the distribution or transfer contemplated by Section 5.10(D), such participation will be contingent on the holder consenting to the conversion of the holder's Company Options and Non-Plan Company Options as provided in this Section 2.05.

         2.06. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of the Company (including without limitation the provisions of this ARTICLE II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, (B) materially impede or delay receipt of any approval referred to in SECTION 6.01 or the consummation of the transactions contemplated by this Plan or (C) materially and adversely affect the tax consequences to holders of Company Common Stock as a result of receiving the consideration provided for in this Plan.


III. ACTIONS PENDING CONSUMMATION.

         3.01. FORBEARANCES OF THE COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by this Plan or as Previously Disclosed (but subject to SECTIONS 5.10 and 5.11), without the prior written consent of First Union, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to:

                  (A) ORDINARY COURSE. Conduct the business of the Company and the Company Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees, business associates and any independent contractors associated with the Company or the Company Subsidiaries through the Company's or the Company Subsidiaries' affiliated branch offices (the "Independent Contractors"), or take any action reasonably likely to have an adverse effect upon the Company's ability to perform any of its obligations under this Plan, or engage in any new lines of business. Without limiting the generality of the definition of "Independent Contractor" in this SECTION 3.01(A), such term shall include each person that is a registered representative of the Company or any Company Subsidiary and is not an employee of the Company or a Company Subsidiary.

                  (B) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed (on SCHEDULE 3.01(B)) and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any Rights, (2) enter into any agreement with respect to the foregoing, or (3) permit any additional shares of capital stock of the Company to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

                  (C) DIVIDENDS, ETC. (1) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned Company Subsidiaries to the Company or another wholly owned Company Subsidiary) on or in respect of, or declare or make any distribution on, any shares of its capital stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                  (D) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any Company Subsidiary or with any Independent Contractor, or grant any salary, pay or wage increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy Previously Disclosed (on SCHEDULE 3.01(D)) contractual obligations existing as of the date hereof, or (4) for employment or other arrangements for, or grants of awards to, newly hired employees or Independent Contractors in the ordinary course of business consistent with past practice and, in the case of non-support personnel or personnel with annual salaries exceeding $50,000, after prior consultation with First Union (First Union has Previously Disclosed the person with whom the Company shall consult, subject to change from time to time on notice by First Union provided in accordance with Section 8.07).

                  (E) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed (on SCHEDULE 3.01(E)) contractual obligations existing as of the date hereof or for employment or other arrangements for, or grants of awards to, newly hired employees or Independent Contractors in the ordinary course of business consistent with past practice and after prior consultation with First Union) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of the Company Subsidiaries or in respect of any Independent Contractor, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                  (F) DISPOSITIONS. Except for the sale of securities or other investments or assets in the ordinary course of business consistent with past practice or as Previously Disclosed (on SCHEDULE 3.01(F)), sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, business or properties.

                  (G) ACQUISITIONS. Except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice or as Previously Disclosed (on SCHEDULE 3.01(G)), acquire any assets, business, securities or properties of any other entity.

                  (H)  GOVERNING  DOCUMENTS.  Amend the  Company's  Articles  of
Incorporation,   by-laws  or  the  charter  or  by-laws  (or  similar  governing documents) of any of the Company Subsidiaries.

                  (I) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles and after notifying First Union of any such required change.

                  (J) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

                  (K) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $300,000 (net of the amount of applicable insurance coverage not disputed by the insurance carrier) and which is not reasonably likely to establish an adverse precedent or basis for subsequent settlements.

                  (L) ADVERSE ACTIONS. Knowingly take any action that is intended or is reasonably likely to (1) result in any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect (excluding any materiality provision relating thereto) at any time at or prior to the Effective Time, (2) result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or (3) result in a material violation of any provision of this Plan (excluding any materiality provision relating thereto) except, in each case, as may be required by applicable law or regulation.

                  (M) INDEBTEDNESS. (1) Incur any indebtedness for borrowed money (including indebtedness relating to acquisitions of Company Common Stock) other than in the ordinary course of business or (2) settle, modify or forgive any indebtedness for borrowed money owed to the Company (including indebtedness relating to acquisitions of Company Common Stock).

                  (N) COMMITMENTS. Agree, commit to or enter into any agreement to take any of the actions referred to in SECTION 3.01(A) through (M).

         3.02. FORBEARANCES OF FIRST UNION. From the date hereof until the Effective Time, except as expressly contemplated by this Plan, without the prior written consent of the Company, which consent shall not be unreasonably withheld, First Union will not, and will cause each of its Subsidiaries not to, knowingly take any action that is intended or is reasonably likely to (1) result in any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect (excluding any materiality provision relating thereto) at any time at or prior to the Effective Time, (2) result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or (3) result in a material violation of any provision of this Plan (excluding any materiality provision relating thereto) except, in each case, as may be required by applicable law or regulation.

IV.      REPRESENTATIONS AND WARRANTIES.

                  4.01.  REPRESENTATIONS  AND  WARRANTIES  OF THE  COMPANY.  The
                         -------------------------------------------------
Company hereby represents and warrants to First Union as follows:

                  (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.

                  (B) ORGANIZATION,  STANDING, AUTHORITY AND REGISTRATIONS.  The
Company is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Company. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. Each of JWGenesis Financial Services, Inc. ("JWGFS"), JWGenesis Securities, Inc. ("JWG Securities"), JWGenesis Financial Group, Inc. ("JWGFG"), JWGenesis Capital Markets, Inc. ("JWG Capital Markets"), and DMG Securities, Inc. ("DMG" and, together with JWGFS, JWG Securities, JWGFG and JWG Capital Markets the "JWG Broker-Dealers") is duly registered, qualified to do business and in good standing as a broker-dealer with the Securities and Exchange Commission (the "SEC"), each of the JWG Broker-Dealers is registered with the National Association of Securities Dealers, Inc., (the "NASD"), JWG Securities is a member in good standing of the New York Stock Exchange, Inc. (the "NYSE"), and each of the JWG Broker-Dealers is a member in good standing of all other securities and commodities exchanges in which the conduct of its business requires membership or registration. JWGenesis Insurance, Inc. and each of the JWG Broker-Dealers is licensed as an insurance agent in each state or jurisdiction where the conduct of its business requires it to be so licensed.

                  (C) SHARES. The outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and are subject to no, and have not been issued in violation of any, preemptive or similar rights.

As of the date hereof, except as Previously Disclosed, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Options and Company Warrants as of the date hereof are Previously Disclosed. No holder of Company Common Stock has any right to dissent to the Merger under the applicable provisions of the FBCA.

                  (D)  COMPANY SUBSIDIARIES.
                       --------------------

                          (1) The Company has Previously Disclosed a list of all the Company Subsidiaries, including the states in which such Company Subsidiaries are organized, a brief description of such Company Subsidiaries' principal activities, and if any of such Company
         Subsidiaries is not wholly-owned by the Company or a Company Subsidiary, the percentage owned by the Company or any Company Subsidiary and the names, addresses and percentage ownership by any other individual or corporation, partnership, joint venture, business trust, limited liability corporation or partnership, association or other organization (each, a "Business Entity"). No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. Except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary are fully paid and nonassessable and subject to no preemptive rights and, except as Previously Disclosed, are owned by the Company or a Company Subsidiary free and clear of any liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults, or equities of any character or claims or third party rights of whatever nature (collectively, "Liens"). Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. The term "Company Subsidiary" means each JWG Broker-Dealer and any

         Business Entity in which the Company, directly or indirectly, (i) owns or controls 50% or more of any class of such entity's voting securities, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                           (2) The Company has Previously Disclosed a list of all equity securities it or a Company Subsidiary holds for its own account and not in a bona fide fiduciary capacity, as of the date hereof, involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity). The Company has Previously Disclosed a list of all partnerships, joint ventures or similar entities in which it or any Company Subsidiary owns or controls an interest and the nature and amount of such interest.

                  (E) CORPORATE POWER. The Company and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.

                  (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in SECTION 6.01(A), each of this Plan and the transactions contemplated hereby has been authorized by all necessary corporate action of the Company, and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (G) NO DEFAULTS. Subject to the approval by the stockholders of the Company holding at least a majority of the votes entitled to be cast, the required regulatory approvals Previously Disclosed, the Previously Disclosed required filings under federal and state securities and insurance laws and the Previously Disclosed approvals of the NYSE and any other applicable exchange of the Merger and the other transactions contemplated hereby, the execution, delivery and performance of this Plan and the consummation by the Company of the transactions contemplated hereby, does not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation, charter or Bylaws, or similar governing documents of the Company or any Company Subsidiary, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (H)  COMPANY  REPORTS.  Except as  Previously  Disclosed,  the
Company has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1995 with (1) the SEC, (2) any applicable federal, state, local or foreign governmental authorities and (3) the NASD, the NYSE, the American Stock Exchange, Inc., the Municipal Securities Rulemaking Board (the "MSRB") or any other non-governmental self-regulatory agency, commission or authority (a "Self-Regulatory Body") (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Company Reports"), including without limitation, all material reports, registrations, statements and filings required under the Investment Company Act of 1940 (together with the rules and regulations thereunder, the "Investment Company Act"), the Investment Advisers Act of 1940 (together with the rules and regulations thereunder, the "Investment Advisers Act"), the Securities Exchange Act of 1934 (together with the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act") and any applicable state securities or "blue sky" laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to Company Reports filed before the date of this Plan), each of the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Authority (as hereinafter defined) with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (I) FINANCIAL STATEMENTS. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and all other documents filed or to be filed by the Company or any Company Subsidiary subsequent to December 31, 1999, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each case, the "Company Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (J) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed or disclosed in the Company Financial Statements prior to the date hereof, none of the Company or the Company Subsidiaries has any obligation or liability (whether accrued, contingent or otherwise), including liabilities under Environmental Laws (as hereinafter defined), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

                  (K) ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, the business of the Company and the Company Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice and there has not been:

                           (1) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on the Company; or

                           (2) except as Previously Disclosed or disclosed in the Company Financial Statements prior to the date hereof, any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in ARTICLE III of this Plan had such event, occurrence, development or state of circumstances or facts occurred after the date hereof.

                  (L) PROPERTIES; SECURITIES. Except as specifically reserved against or otherwise disclosed in the Company Financial Statements (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Previously Disclosed, the Company and the Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Financial Statements as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries do not, directly or indirectly, control any real property not used in the ordinary course of their business, except as Previously Disclosed. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, except for instances where the failure to be so enforceable is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of the Company or any of the Company Subsidiaries. Such securities are valued on the books of the Company or the Company Subsidiaries in accordance with generally accepted accounting principles.

                  (M) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed, (1) no litigation, proceeding or controversy ("Litigation") before any court, arbitrator, mediator or Regulatory Authority (as hereinafter defined) is pending against the Company or the Company Subsidiaries which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect on the Company, and, to the Company's knowledge, no such Litigation has been threatened; (2) neither the Company nor any of the Company Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal, state, local, municipal or foreign governmental agency or authority or Self-Regulatory Body (the "Regulatory Authorities") charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers (including without limitation, the SEC, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), , the NYSE, the NASD, the American Stock Exchange, Inc., the MSRB, and the Federal Trade Commission) or the supervision or regulation of the Company or any of the Company Subsidiaries; and
(3) neither the Company nor any of the Company Subsidiaries has been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending or threatened relating to the Company or any of the Company Subsidiaries or arising out of any state of facts relating to the sale of investment products by the Company, the Company Subsidiaries or any employees thereof or any Independent Contractor (including without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which the Company or any Company Subsidiary was a manager, co-manager, syndicate member or distributor, Derivatives Contracts (as hereinafter defined) or structured notes).

                  (N)     COMPLIANCE WITH LAWS.  Except as Previously Disclosed:

                           (1) each of the Company and the Company Subsidiaries,
         in the conduct of its respective business (including without limitation, municipal securities and NASDAQ market-making activities), is in compliance in all respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees and Independent Contractors conducting such businesses, and the rules of all Self-Regulatory Bodies applicable thereto (collectively, "Applicable Law"), except for such instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

                           (2) each of the Company, the Company Subsidiaries, their respective officers and employees of any of the preceding and the Independent Contractors has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit the Company and the Company Subsidiaries to own and operate their businesses as presently conducted and that are material to the business of the Company and the Company Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

                           (3) None of the Company or the Company Subsidiaries has received a notification or communication from any Regulatory Authority (a) asserting that any of them (or any of their respective directors, officers, employees or controlling persons or any Independent Contractor) is not in compliance with any of the statutes, rules, regulations or ordinances which such Regulatory Authority enforces, or has otherwise engaged in any unlawful business practice, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (b) threatening to revoke any license, franchise, permit, or governmental authorization which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (c) requiring any of them (or any of their respective directors, officers, employees or controlling persons or any Independent Contractor) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors of any of them to adopt any resolution or policy) or (d) restricting or disqualifying the activities of the Company or any of the Company Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on broker-dealers generally);

                           (4) To the knowledge of the Company, there is no pending or threatened investigation, review or disciplinary proceeding by any Regulatory Authority against the Company, any Company Subsidiary or any officer, director, employee or Independent Contractor thereof, except for such investigation, review or disciplinary proceedings which are not reasonably likely, individually or in the aggregate, to have a Material Adverse effect on the Company;

                           (5) None of the Company, the Company Subsidiaries or, to the Company's knowledge, any "affiliated person" (as defined in the Investment Company Act) of any of the preceding is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company. None of the Company, the Company Subsidiaries or any "associated person" (as defined in the Investment Advisers Act) of any of the preceding is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as an associated person to a registered investment advisor;

                           (6) None of the Company, the Company Subsidiaries or, to the Company's knowledge, any affiliate of any of the preceding is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Company Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the

         Exchange Act and, to the Company's knowledge, there is no reasonable basis for, or proceeding or investigation, whether preliminary or otherwise, that is reasonably likely to result in, any such limitations, suspension or revocation;

                           (7) None of the Company or the Company Subsidiaries is required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, or transfer agent under any federal, state, local or foreign statutes, laws, rules or regulations;

                           (8) None of the Company or the Company Subsidiaries, in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA (as hereinafter defined), has (a) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA or (b) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code (as hereinafter defined) which would subject the Company to liability or Taxes (as hereinafter defined) under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code, except for such instances of the foregoing which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

                           (9) Each of the Company and the Company Subsidiaries has conducted a "reasonable investigation" of the business and affairs of each person the securities of which it has underwritten (within the meaning of Section 2(11) of the Securities Act) within the three years preceding the date of this Plan or within the period between the date of this Plan and the Effective Time; and

                           (10) None of the Company or the Company Subsidiaries is subject to regulation under the Investment Company Act. The Company and the Company Subsidiaries are and, except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, each of their employees and each of the Independent Contractors which are or who are required to be registered as a broker-dealer, an investment advisor, a registered representative, an insurance agent or a sales person (or in similar capacity) with the SEC, the securities or insurance commission of any state or foreign jurisdiction or any Self-Regulatory Body are duly registered as such and such registrations are in full force and effect. All federal, state, local and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects. The Company has made available to First Union true and correct copies of (a) each Form G-37/G-38 filed by the Company (or any predecessor) with the MSRB since January 1, 1996, and (b) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. There has been no contributions or payments, and there is not any other information, that would be required to be disclosed by the Company or any of the Company Subsidiaries under MSRB rules and regulations, except for noncompliance of the foregoing which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (O)      CONTRACTS.

                           (1) MATERIAL CONTRACTS. The Company has Previously Disclosed each of the following contracts, agreements, commitments, arrangements, leases, insurance policies, or other instruments to which either the Company or any Company Subsidiary is a party, or by which any of them is bound or to which any of their properties or assets is subject (each, a "Material Contract"):

                                    (i)  any  contract   providing   for  annual
                  payments in excess of $50,000 or aggregate payments in excess of $100,000;

                                    (ii)    any lease of real property;

                                    (iii)  any  partnership,  joint  venture  or
                  similar contract, or any Rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person;

                                    (iv) any executory  contract relating to the
                  acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                                    (v)  any  outstanding  indenture,  mortgage,
                  promissory note, loan agreement, guarantee or other contract or commitment for the borrowing of money by the Company or any Company Subsidiary or the deferred purchase price of property in excess of $50,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

                                    (vi)  any  license,   franchise  or  similar
                  contract material to the Company or any Company Subsidiary or any agreement relating to any trade name or Intellectual Property (as hereinafter defined) that is material to the Company or any Company Subsidiary;

                                    (vii) any exclusive  dealing  arrangement or
                  other contract or arrangement containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                                    (viii) any  contracts  between any affiliate
                  (for purposes of this SECTION 4.01(O), within the meaning of Rule 144 under the Securities Act) of the Company, on the one hand, and the Company or any Company Subsidiary, on the other hand; and

                                    (ix) any other  contract that is material to
                  the Company; provided that any such contract made in the ordinary course of business need not be Previously Disclosed under this SECTION 4.01(O) unless it is of the type specified in Item 601(b)(10(ii) of the SEC's Regulation S-K.

         A copy of each such contract has been supplied or made available to First Union.

                           (2) DEFAULTS. Except as Previously Disclosed, as of the date hereof, neither the Company nor any Company Subsidiary is in default under any Material Contract or any other contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits (each, collectively with the Material Contracts, a "Contract"), which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                           (3) CONTRACTS WITH CLIENTS. Except for instances of noncompliance with the following representations (SECTION 4.01(O)(3)(A-B)) which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company:

                                    (A)  Each of the  Company  and  the  Company
                  Subsidiaries is in compliance with the terms of each contract with any customer to whom the Company or any Company

                  Subsidiary provides services (a "Client"), and each such contract is in full force and effect with respect to the applicable Client. There are no disputes pending or, to the Company's knowledge, threatened with any Client under the terms of any such contract or with any former Client. The Company has provided or made available to First Union true and complete copies of the standard form of all advisory, sub-advisory and similar agreements with Clients; and

                                    (B) Each  extension of credit by the Company
                  or any of the Company Subsidiaries or, to the knowledge of the Company, by Fiserv Clearing, Inc. ("Fiserv") or Bear Stearns Clearing, Inc. ("Bear Stearns") to any Client (i) is in full compliance with Regulation T of the Federal Reserve Board or any substantially similar regulation of any Regulatory Authority, (ii) is fully secured, and (iii) the Company or a Company Subsidiary or, to the knowledge of the Company, Fiserv or Bear Stearns, as the case may be, has a first priority perfected security interest in the collateral securing such extension.

                  (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto or its affiliates for a brokerage commission, finder's fee or other like payment, excluding a fee Previously Disclosed to First Union to be paid by the Company to Berkshire Capital Corporation.

                  (Q)      EMPLOYEE BENEFIT PLANS.

                           (1) Previously Disclosed is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.

                           (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under
         Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Internal Revenue Service Revenue Procedure 93-39), and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                      (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period or will be required to be filed in connection with the transactions contemplated by this Plan.

                           (4) All  contributions  required to be made under the
         terms of any Compensation and Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                           (5) Neither the Company nor its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). Neither the Company nor its ERISA Affiliates have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Section 4001(a)(3) and 3(37)(A)) on or after September 26, 1980.

                           (6)  Neither  the  Company  nor  any of  the  Company
         Subsidiaries has any obligations for retiree health and life benefits under any plan. There are no restrictions on the rights of the Company or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability thereunder. Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of the Company Subsidiaries relating to, or change in eligibility criteria for employee participation or coverage under, any Compensation and Benefit Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year.

                           (7)  Except  as  Previously  Disclosed,  neither  the
         execution  and  delivery  of  this  Plan  nor the  consummation  of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Company Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, (c) result in any acceleration of the time of payment, vesting or funding through a grantor trust, or otherwise of any such benefit, or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.

                  (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.01(B) should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.01(B).

                  (S) LABOR RELATIONS. Each of the Company and the Company Subsidiaries is in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or any of the Company Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against any of the Company or the Company Subsidiaries before the National Labor Relations Board. Neither it nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Company Subsidiaries the subject of a proceeding asserting that it or any such Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (T) INSURANCE. The Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or the Company Subsidiaries are in full force and effect; the Company and the Company Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion. Previously Disclosed is a list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees, agents or independent contractors.

                  (U) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. The Company has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, (1) any applicable state takeover laws, including, without limitation, the provisions of the Florida Control Share Acquisition Act (FBCA 607.0902), (2) any applicable takeover provisions in the Company's Articles of Incorporation or by-laws, and (3) except as Previously Disclosed, any change of control or other takeover provisions set forth in any agreement to which the Company is a party or may be bound.

                  (V) NO FURTHER ACTION. The Company has taken all action so that the entering into of this Plan, and the consummation of the transactions contemplated hereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (1) require a vote of stockholders (other than the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of Company Common Stock), or (2) result in the grant of any rights to any person under the Articles of Incorporation, charter or by-laws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party (except as provided in 8.09), or (3) restrict or impair in any way the ability of First Union to exercise the rights granted hereunder. The Company Board has received the opinion of its financial advisors, Berkshire Capital Corporation, to the effect that the consideration to be received by the holders of shares of Company Common Stock in the Merger is fair to such holders from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by First Union.

                  (W) ENVIRONMENTAL MATTERS. The Company and the Company Subsidiaries have obtained and maintained in effect all material licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations. It has not received notice of liability to any person, governmental entity or Business Entity under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. " 9601 et seq. or any other Environmental Laws with respect to real property owned or leased by the Company or the Company Subsidiaries.

                  (X) TAXES. Except as Previously Disclosed, (1) all reports and returns with respect to Taxes (as defined below) and Tax related information reporting requirements that are required to be filed with any taxing authority or retained by or with respect to it or the Company Subsidiaries, including without limitation consolidated federal income tax returns of it and the Company Subsidiaries that are includible therein (collectively, the "Company Tax
Returns"), have been duly filed or in the case of Company Tax Returns to be retained by the Company or the Company Subsidiaries has properly completed Company Tax Returns in the Company's or Company Subsidiaries' files, or requests for extensions have been timely filed and have not expired, and such Company Tax Returns were true, complete and accurate in all material respects, (2) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest, additions, or penalties with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Company Tax Returns have been paid in full, (3) the Company Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Company Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been (or prior to the Effective Time will be) paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company Financial Statements prior to the date of this Plan, (6) no currently effective waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Company or the Company Subsidiaries, (7) none of the Company, the Company Subsidiaries, First Union or any direct or indirect subsidiary of First Union, as a consequence of the Company's actions prior to the Effective Time, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be paid in the future and (8) the Company and the Company Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any consolidated Company Tax Return, other than, for purposes of filing U.S. federal income tax returns, groups of which the Company is, and JWGenesis, Inc. was, the common parent.

                  (Y) ACCURACY OF INFORMATION. The statements with respect to the Company and the Company Subsidiaries contained in this Plan, the Schedules, the Exhibits, the Annexes and any other written documents executed and delivered by or on behalf of it (by an authorized officer of the Company) pursuant to the terms of this Plan (and designated as such) are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  (Z) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, that all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements.

                  (AA) PROPRIETARY RIGHTS. The Company and the Company Subsidiaries have the right to use the names, servicemarks, trademarks and other intellectual property (collectively, "Intellectual Property") material to the conduct of their business, all such Intellectual Property has been Previously Disclosed, such right of use is free and clear of any Liens and no other person has the right to use any such Intellectual Property except for instances which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (BB)     INVESTMENT ADVISORY ACTIVITIES.

                           (1) Except as Previously Disclosed, none of the Company Subsidiaries provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services to persons registered under the Investment Company Act.

                           (2) Except as Previously Disclosed, none of the Company or any Company Subsidiary is or has been during the past five years an "investment adviser" (within the meaning of the Investment Advisers Act), required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure to be so registered, licensed or qualified that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

                  (CC) DISCRETIONARY ACCOUNTS. Each of the Company and the Company Subsidiaries has operated its investment accounts for which it has investment discretion in accordance with the investment objectives and guidelines in effect for each such investment account, except when lack of compliance would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (DD) DERIVATIVES. All exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other similar arrangement, whether entered into for the Company's account, or for the account of one or more of the Company Subsidiaries or their customers (except for transactions entered into by the Company or the Company Subsidiaries on listed options effected on an agency basis for customers), were entered into
(1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or Company Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect, except to the extent the failure of any of the foregoing is not reasonably likely, individually or in the aggregate, to have a Material

Adverse Effect on the Company. Neither the Company nor a Company Subsidiary, nor to the Company's knowledge any other party thereto, is in material breach of any of its obligations under any such agreement or arrangement except for such instances which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. As of their respective dates, the Company's Financial Reports disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since December 31, 1999, there has not been a change in such value that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect on the Company.

                  (EE) AGGREGATE PRODUCTION. The Company has Previously Disclosed the correct amount of the aggregate trading commissions earned for the twelve months ended July 31, 2000 by each registered representative (as of August 30, 2000) of the Company or any Company Subsidiary. The Company will update such Previously Disclosed amounts before the close of business on September 5, 2000 to provide the correct amount of such aggregate trading commissions for each such registered representative as of the close of business on the date of this Plan. (To the Company's knowledge, there is no reason why such update should differ materially from the Previously Disclosed amounts.) Such updated amounts will be used to determine the Merger Consideration pursuant to SECTION 2.01(B) and the satisfaction of SECTION 6.03(E), and the aggregate of all such updated amounts is referred to in this Plan as the "Aggregate Production"; provided that, if a registered representative dies or becomes disabled before the Effective Time, the registered representative will be excluded from the calculation of Aggregate Production and from the calculations of SECTIONS 2.01(B) and 6.03(E).

         4.02. FIRST UNION REPRESENTATIONS AND WARRANTIES. First Union hereby represents and warrants to the Company, as follows:

                  (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to First Union are true and correct.

                  (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in SECTION 6.01(B), this Plan has been authorized by all necessary corporate action of First Union and is a valid and binding agreement of it enforceable against First Union in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (C) NO DEFAULTS. Subject to any required filings under federal and state securities and insurance laws, and the approvals of the NYSE and the other securities exchanges referred to in SECTION 4.01(G), of the Merger and the other transactions contemplated hereby, the execution, delivery and performance of this Plan, and the consummation of the transactions contemplated hereby by it, does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on First Union, (2) constitute a breach or violation of, or a default under, its Certificate of Incorporation or by-laws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union.

                  (D) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.01(B) should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.01(B).

                  (E) ACCURACY OF INFORMATION. The statements with respect to First Union contained in this Plan, the Schedules, the Exhibits, the Annexes and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

              (F) CAPITAL RESOURCES. First Union has sufficient cash to provide for payment of the Merger Consideration in accordance with the provisions set forth on ARTICLE II.

V.       COVENANTS.

         The Company hereby covenants to First Union, and First Union hereby covenants to the Company, as applicable, that:

         5.01. EFFORTS. Subject to the terms and conditions of this Plan, it shall, and shall cause its subsidiaries to, use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with each other to that end. Without limiting the generality of the foregoing, the Company agrees to use its reasonable best efforts, and to cause the Company Subsidiaries to use reasonable best efforts, to obtain (A) any consents of Clients necessary in connection with the "assignment" of the Contracts pursuant to which the Company or any Company Subsidiary provides investment advisory, sub-advisory or management services to a Client within the meaning of the Investment Advisers Act ("Advisory Agreements") resulting from the consummation of the Merger; provided that First Union agrees that other than with respect to any Advisory Agreement which by its terms expressly requires written consent to its assignment, effective consent to such "assignment" of an Advisory Agreement may be obtained for all purposes hereunder and under applicable law by informing such Client of (1) the intention to complete the Merger, which may result in a deemed assignment of such Advisory Agreement, (2) the Company's or the Company Subsidiaries' intention to continue the advisory services pursuant to the existing Advisory Agreement with such Client after the Effective Date if such Client does not terminate such agreement prior to the Effective Date, and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for at least 40 days after receipt of such notice without termination, and (B) the consent or approval of all persons party to a Contract with the Company, to the extent such consent or approval is required in order to consummate the Merger and for the Continuing Corporation to receive the benefits thereof.

         5.02. COMPANY PROXY STATEMENT; STOCKHOLDER APPROVAL. As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC a proxy statement (the "Proxy Statement"), and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto and to cause the Proxy Statement to be mailed to the holders of Company Common Stock in connection with the transactions contemplated hereby as promptly as practicable following the date hereof. The Company shall notify First Union upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide First Union with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) the Company (i) shall provide First Union an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by First Union. In connection with the foregoing, the Company shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the approval of this Plan and the Company shall use its reasonable best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the approval of this Plan. The Company Board shall recommend approval of this Plan by such holders, unless the Company Board determines in good faith after consultation with outside legal

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

counsel that withdrawal of its recommendation is required in order for its directors to comply with their fiduciary duties under applicable law.

         5.03. COMPLIANCE WITH SECURITIES LAWS. The Company shall ensure that the Proxy Statement and all amendments or supplements thereto (A) will comply in all material respects with the provisions of the Exchange Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning First Union or the Merging Entity furnished by or on behalf of First Union or the Merging Entity specifically for use in the Proxy Statement.

         5.04. PRESS RELEASES. The Company will not, without the prior approval of First Union (which approval shall not be unreasonably withheld or delayed), and First Union will not, without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, or otherwise publicly disclose the terms and conditions of such transactions, except as otherwise required by law.

         5.05. ACCESS; INFORMATION. (A) Subject to applicable law, upon reasonable notice, the Company shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, data processing system files, commitments and records and, during such period, the Company shall furnish promptly to First Union (1) a copy of each material report, schedule and other document filed by the Company and the Company Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company and the Company Subsidiaries as First Union may reasonably request, PROVIDED that no investigation pursuant to this SECTION 5.05 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the conditions to the obligations of the Company or First Union to consummate the transactions contemplated by this Plan; and (B) First Union will not use any information obtained pursuant to this SECTION 5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in
SECTION 8.06) unless and until such time as (i) such information or documents become publicly available other than by reason of any action or failure to act by First Union, (ii) any such information or document is required by law or applicable published stock exchange rule to be disclosed, or (iii) First Union determines, in its reasonable discretion, that such information or document is responsive to any examination or similar request of a Regulatory Authority charged with supervision of it or any of its subsidiaries or that prudent business practices require its disclosure to such Regulatory Authority (subject to prior notice to, and consultation with, the Company, if the circumstances reasonably permit in light of customary practice with such Regulatory Authority). In the event of the termination of this Plan, First Union will, upon request by the Company, deliver to the Company or destroy all documents so obtained by First Union (except to the extent such information is incorporated into the minutes of its board of directors or similar corporate records, in which case it will continue to be held in confidence as provided in this SECTION 5.05).

         5.06. ACQUISITION PROPOSALS. In the case of the Company, it shall not, and it shall cause the Company Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by this Plan; it shall instruct its and the Company Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries. However, nothing in this Plan will prevent the Company or the Company Board from
(1) providing information in response to a request therefor by a person who has made an unsolicited BONA fide written proposal for an acquisition or purchase of the type described in the preceding sentence, if the Company receives from the person an executed confidentiality agreement on terms substantially similar to those contained in SECTION 5.05, or (2) engaging in any negotiations or discussions with any person who has made such an unsolicited BONA FIDE written proposal, if and only to the extent that, (A) in each such case referred to in clause (1) or (2), the Company Board determines in good faith (after consultation with its financial advisor) that the proposal, if accepted, is reasonably likely to be consummated without significant delay, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the holders of shares of Company Common Stock from a financial point of view than the Merger. If negotiations or discussions are initiated in accordance with the preceding sentence, the Company agrees that it will notify First Union immediately and will from time-to-time (or at any time at the request of First Union) notify First Union of the progress thereof (including all current terms and any other information that First Union may from time-to-time request). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such acquisition or purchase. The Company agrees to use all reasonable efforts to enforce any confidentiality and/or "stand-still" contract to which it is a party and not to amend, terminate, waive or release any provision of any such contract in a manner that is material and adverse to its rights under the contract.

         5.07. STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. In the case of the Company, it shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from (A) any applicable state takeover law, as now or hereafter in effect, (B) any applicable takeover provisions in the Company's Articles of Incorporation or By-laws, and
(C) any takeover provisions set forth in any agreement to which the Company or any Company Subsidiary is a party or may be bound.

         5.08. REGULATORY APPLICATIONS. In the case of each of the parties hereto, it shall use its reasonable best efforts (A) promptly to prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger. Each of the parties hereto agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to prepare and file all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the regulatory approvals referred to in SECTION 6.01. Each of the Company and First Union shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to, any third party or any regulatory authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         5.09.    CURRENT INFORMATION.
                  -------------------

                  (A) During the period from the date of this Plan to the Effective Date, each of the Company and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other, including without limitation, with respect to all aspects of the Reorganization (as hereinafter defined).

                  (B) The Company shall promptly notify First Union of (1) any material change in the business or operations of the Company or any Company Subsidiary, including without limitation, any actions with respect to the Reorganization, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company or any Company Subsidiary, (3) the institution or the threat of material Litigation involving or relating to the Company or any Company Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Company's representations or warranties set forth herein not to be true and correct as of the Effective Time or prevent the Company from fulfilling its obligations hereunder; and in each case shall keep First Union informed with respect thereto.

                  (C) First Union shall notify the Company of (1) any event or condition that might reasonably be expected to cause any of First Union's representations or warranties set forth herein not to be true and correct as of the Effective Date or prevent First Union from fulfilling its obligations hereunder and (2) of any denial of any application filed by First Union with any Regulatory Authority with respect to this Plan, and in each case shall keep the Company informed with respect thereto.

         5.10. COMPANY REORGANIZATION. As promptly as reasonably practicable following the date of this Plan, the Company shall use its reasonable best efforts to take all action necessary to effect the Previously Disclosed reorganization of the Company's and the Company Subsidiaries' operations, in each case in compliance with Applicable Law (the "Reorganization"). The Company shall consult with First Union on a regular and frequent basis with respect to the implementation of the Reorganization, all aspects of which shall be completed not later than December 31, 2000 and shall be in form and substance reasonably satisfactory to First Union. First Union recognizes that, in order to complete the Reorganization, the Company will require the waiver of provisions of this Plan. First Union agrees to consider promptly and reasonably each request for such a waiver. If First Union denies a waiver requested in connection with the Reorganization, the Company and First Union agree to negotiate in good faith with a view toward permitting the Company to complete the Reorganization on mutually satisfactory terms in compliance with the terms of this Section 5.10.

         5.11. RETENTION PROGRAM. As promptly as practicable following the date of this Plan, the Company shall establish a retention program to retain certain key employees and Independent Contractors of the Company and the Company Subsidiaries (the "Retention Program"). The total amount of the Retention Program and the amount allocated to each employee and Independent Contractor has been Previously Disclosed by the Company. The Form of documentation relating to the Retention Program (and any waiver or modification of, or consent or similar action under, any such documentation) shall be subject to First Union's consent (not to be unreasonably withheld or delayed). If an employee or Independent Contractor who has been selected to participate in the Retention Program forfeits the amount (or any portion thereof) allocated to that individual, such amount (or portion) shall be cancelled and not re-allocated. To the extent that implementation of the Retention Program requires the waiver of provisions of this Plan, First Union agrees to consider promptly and reasonably each request for such a waiver.

         5.12. TERMINATION OF STOCK PURCHASE PLANS. Prior to the Effective Time, the Company shall suspend all payroll deductions and cash contributions to the Company's stock purchase plans and shall take all actions necessary to discontinue and terminate such plans prior to the Effective Time.

         5.13.    INDEMNIFICATION/LIABILITY COVERAGE.

                  (A) For six years after the Effective Date, First Union shall cause the Continuing Corporation to indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan) to the extent such persons are indemnified under the FBCA and the Company's Articles of Incorporation and by-laws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.

                  (B) First Union shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the
Effective Date; PROVIDED, that First Union shall not be obligated to make an annual premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; PROVIDED, FURTHER, that if such coverage can only be obtained upon the payment of an annual premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.

                 (C) Any Indemnified Party wishing to claim indemnification under SECTION 5.13(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; PROVIDED, that the failure so to notify shall not affect the obligations of First Union and the Continuing Corporation under SECTION 5.13(A) (unless such failure materially increases First Union's liability under such Section). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) First Union or the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) First Union shall not be liable for any settlement effected without its prior written consent.

                  5.14 CLEARING AGREEMENT. As promptly as practicable following the date of this Plan, the parties will cause JWGFS and First Clearing Corporation to enter into a correspondent clearing agreement containing customary terms and conditions and will negotiate in good faith in that regard.

VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

         6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of First Union and the Company to consummate the Merger is subject to the fulfillment or written waiver by First Union and the Company prior to the Effective Time of each of the following conditions:

                  (A) STOCKHOLDER APPROVALS. This Plan and the Merger shall have been duly adopted by the requisite vote of the stockholders of the Company.

                  (B) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, no such approvals shall contain any conditions, restrictions or requirements which First Union reasonably determines would, following the Effective Time, have a Material Adverse Effect on the Continuing Corporation or a material adverse effect on the benefits of the transactions contemplated hereby to First Union.

                  (C) NO INJUNCTION. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Plan.

         6.02. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

                  (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Union set forth in this Plan shall be true and correct in all material respects (excluding the effect of any qualification set forth therein relating to "materiality" or "Material Adverse Effect") as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of First Union by an officer of First Union to such effect.

                  (B) PERFORMANCE OF OBLIGATIONS OF FIRST UNION. First Union shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of First Union by an officer of First Union to such effect.

         6.03. CONDITIONS TO OBLIGATION OF FIRST UNION. The obligation of First Union to consummate the Merger is also subject to the fulfillment or written waiver by First Union prior to the Effective Time of each of the following conditions:

                  (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Plan shall be true and correct in all material respects (excluding the effect of any qualification set forth therein relating to "materiality" or "Material Adverse Effect") as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be true and correct as of such date), and First Union shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (B) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and First
Union shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (C) COMPANY THIRD PARTY CONSENTS. The Company shall have obtained the consent or approval of each individual or Business Entity whose approval shall be required under any Contract in order to consummate the transactions contemplated by this Plan, except for those the failure of which to obtain, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Continuing Corporation or a material adverse effect on the benefits of the transactions contemplated hereby to First Union.

                  (D) THE REORGANIZATION. The Reorganization shall have been effected in accordance with the provisions set forth in SECTION 5.10.

                  (E) EXISTING REGISTERED REPRESENTATIVES. Registered representatives of the JWG Broker-Dealers (as hereinafter defined) as of the date hereof and accounting for at least 70% of the Aggregate Production shall
(i) have entered into Independent Contractor agreements with JWGFS for the calendar year 2001 (substantially in the customary form provided to First Union before the date of this Plan) and (ii) continue as registered representatives of JWGFS and engage in their customary business function as of the Effective Time; provided, however, that a registered representative of any JWG Broker-Dealer as of the date hereof will be treated as having met the requirements of clauses (i) and (ii) of this SECTION 6.03(E) if, as of the Effective Time, the registered representative is an employee of First Union or an affiliate of it.

                  (F) COMPANY DERIVATIVE SECURITIES.  The events contemplated by
SECTION 2.05 shall have been effected as set forth  therein;  PROVIDED that this
Section 6.03(F) will be satisfied if the holders of Company Options, Non-Plan Company Options and Warrants collectively representing no more than 135,000 shares of underlying Company Common Stock fail to convert as contemplated by
SECTION 2.05(A), (B) and (C).

                  (G) EMPLOYMENT AGREEMENTS. The Employment Agreements referred to in RECITAL H of this Plan shall be in effect (other than as a consequence of death or disability).

                  (H) MVP.COM DISTRIBUTION. The Company shall have received the opinion of Kilpatrick Stockton LLP, counsel to the Company, to the effect that any direct or indirect distribution of its interest in MVP.Com, Inc. was not required to be registered under the Securities Act or was appropriately registered (such opinion to be reasonably satisfactory to First Union in form and substance).

VII.     TERMINATION.

         This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

         7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.

         7.02. BREACH. By First Union or the Company, in the event of (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (provided that a party may terminate this Plan pursuant to this SECTION 7.02(A) only with respect to a breach or breaches that would permit such party not to consummate the Merger under the standards set forth in SECTION 6.02(A) or SECTION 6.03(A), as the case may be), or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

         7.03. DELAY. By First Union or the Company, in the event that the Merger is not consummated by March 31, 2001.

         7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or First Union, in the event that any stockholder approval contemplated by SECTION 6.01(A) is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by SECTION 6.01(B) will not be approved or has been denied.

         7.05. FAILURE TO RECOMMEND, ETC. At any time prior to the stockholder approval contemplated by SECTION 6.01(A), by First Union if the Company Board shall have (i) failed to make its recommendation referred to in SECTION 5.02,
(ii) withdrawn such recommendation, (iii) modified or changed such recommendation in a manner materially adverse to the interests of First Union, or (iv) failed to reconfirm such recommendation following the receipt of an inquiry or proposal of a type referred to in SECTION 5.06 within five business days after a written request by First Union to do so.

         7.06. TERMINATION FEE. (A) The Company hereby agrees to pay First Union and First Union shall be entitled to payment of, a nonperformance fee (the "Termination Fee") of $3.5 million following the occurrence of a Payment Event (as hereinafter defined). Such payment shall be made in immediately available funds within five business days after delivery of a notice from First Union requesting such payment. The right to receive the Termination Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Payment Event: (i) the Effective Date, (ii) termination of this Plan in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Payment Event (as defined below), except a termination by First Union pursuant to SECTION 7.02 OR 7.05, (iii) termination of this Plan following the occurrence of a Preliminary Payment Event and the passage of eighteen (18) months after such termination, or (iv) termination of this Plan by First Union pursuant to SECTION 7.02 OR 7.05, and the passage of eighteen (18) months after such termination.

                  (B) The term "Preliminary Payment Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (1) The Company without having received First Union's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this SECTION 7.06 having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Exchange Act) other than First Union or any of its subsidiaries or affiliates, or the Company Board shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than First Union or any of its subsidiaries or affiliates. For purposes of this Plan, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving the Company, (b) a purchase, lease or other acquisition of all or substantially all of the assets of the Company, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company; PROVIDED that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or any of the Company Subsidiaries;

                  (2) (a) any person other than First Union or any of its subsidiaries or affiliates shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Company Common Stock (the term "beneficial ownership" for purposes of this SECTION 7.06 having the meaning assigned thereto in Section 13(d) of the Exchange Act, or (b) any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any of First Union or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 20% or more of the Company Common Stock then outstanding;

                  (3) any person other than First Union or any of its subsidiaries or affiliates shall have made a proposal to the Company or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than First Union or any of its subsidiaries or affiliates shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Company Common Stock (such offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

                  (4) after a proposal is made by a third party to the Company or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Company to make such a proposal, the Company shall have breached any representation, covenant or obligation contained in this Plan and such breach would entitle First Union to terminate this Plan under SECTION 7.02 (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger); or

                  (5) the holders of shares of Company Common Stock shall not have approved this Plan at the Meeting or the Meeting shall not have been held or shall have been canceled prior to termination of this Plan, in each case after any person other than First Union or any of its subsidiaries or affiliates shall have (a) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer.

                  (C) The term "Payment Event" shall mean either of the following events or transactions occurring after the date hereof:

                  (1) the acquisition by any person other than First Union or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 50% or more of the outstanding shares of Company Common Stock (unless the Company shall have breached Section 5.06, in which case the percentage referred to in this SECTION 7.06(C)(1) shall be reduced to 25%); or

                 (2) the occurrence of a Preliminary Payment Event described in
         (x) clause (B)(1) above, except that the percentage referred to in clause (c) thereof shall be 25%, or (y) clause (B)(5) above.

                  (D) The Company shall notify First Union promptly in writing of its knowledge of the occurrence of any Preliminary Payment Event or Payment Event; PROVIDED, HOWEVER, that the giving of such notice by the Company shall not be a condition to the right of First Union to the Termination Fee.

VIII. OTHER MATTERS.

         8.01. SURVIVAL. SECTION 5.12 and this ARTICLE VIII (OTHER THAN SECTION 8.10) shall survive the Effective Time. If this Plan is terminated pursuant to
ARTICLE VII prior to the Effective Time, SECTIONS 4.01(Q), 5.05(B), 7.06 AND this ARTICLE VIII (OTHER THAN SECTION 8.10) shall survive such termination. All other representations, warranties, covenants and agreements in this Plan will not survive the Effective Time or termination pursuant to Article VII, PROVIDED that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of this Plan.

         8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the party benefiting by the provision or (B) amended or modified at any time, in either case by an agreement in writing among the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, no amendment may be made that requires further approval of such stockholders under applicable law without obtaining such approval.

         8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina.

         8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

         8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.05(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to First Union,
          to:                               First Union Corporation
                                            One First Union Center
                                            Charlotte, North Carolina 28288-1207
                                            Telecopy Number:  (704) 715-4401

                                            Attention: Donald McMullen


                  Copy to:                  First Union Corporation
                                            One First Union Center
                                            Charlotte, North Carolina 28288-0013
                                            Telecopy Number:  (704) 374-3425

                                            Attention: Mark C. Treanor
                                                       General Counsel

         If to the Company,
          to:                               JWGenesis Financial Corp.
                                            980 North Federal Highway, Suite 210
                                            Boca Raton, Florida 33432
                                            Telecopy Number:  (561) 338-2727

                                            Attention: Marshall Leeds


                  Copy to:                  W. Randy Eaddy, Esq.
                                            Kilpatrick Stockton LLP
                                            1100 Peachtree Street
                                            Atlanta, Georgia 30309
                                            Telecopy Number:  (404) 815-6555

         8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:


                  (A) the term "Material Adverse Effect", when applied to a party, means an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations, business or prospects of such party and its subsidiaries, taken as a whole, or (2) would materially impair any party's ability to timely perform its obligations under this Plan or the consummation of any of the transactions contemplated hereby; PROVIDED, that a Material Adverse Effect with respect to a party shall not include events or conditions generally affecting the securities industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, and PROVIDED FURTHER, a Material Adverse Effect with respect to First Union shall not include events, occurrences, circumstances, conditions, charges or effects relating to, or otherwise resulting from, any acquisitions by First Union or any of its subsidiaries or any dispositions of any of its subsidiaries or any of First Union's or its subsidiaries' assets or lines of business or any terminations of, or reductions in, any lines of business;

                  (B) the term  "individually  or in the  aggregate"  as used in
         ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to any specific paragraph;

                  (C) the term "Previously Disclosed" by a party means information set forth in a Schedule, correspondingly enumerated to the representation, warranty or covenant to which it relates, that is delivered by such party to the other party contemporaneously with the execution of this Plan (it being understood that notwithstanding any other provision herein such information shall be disclosed in light of the particular standard of "materiality" set forth in the representation, warranty or covenant to which such information relates); and

                  (D) the term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights and all similar derivative rights).

         8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and all Schedules, Exhibits and Annexes hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan, except that Section
5.12 is intended to confer on the persons named therein those rights expressly stated in such Section.

         8.10. EMPLOYEE MATTERS. (a) As soon as administratively practicable after the Effective Time, employees of the Company and the Company Subsidiaries shall be generally entitled to participate in the pension, benefit, welfare, incentive compensation, sick pay, vacation, fringe benefit and similar plans of First Union, such participation shall be on substantially the same terms and conditions applied to retail securities brokerage employees of First Union Securities, Inc. and its subsidiaries from time to time. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company Subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries. No employee of the Company who elects coverage under a First Union medical insurance plan shall be excluded from coverage under such plan (for such employee or any other covered person) on the basis of a pre-existing condition that was not also excluded under the Company's medical insurance plans.

         (b) The Company hereby agrees to provide to First Union the federal and state employment history and data related to the Company, as necessary. The Company understands that in order to obtain certain favorable state unemployment rates and any related transfer of state unemployment wage history for optimal rate calculations, it may be necessary to file certain documents with applicable state authorities and provide certain payroll data. It is also understood by the Company that certain states have statutory time limitations for filing such documents to allow these transfers. The Company hereby agrees to complete such state unemployment documents and provide such data as is necessary to effectuate the transfer of unemployment history and unemployment rates in the respective states, and to execute these documents within the time necessary to complete the transfer.

         8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

         8.12. INTERPRETATION; EFFECT. When a reference is made in this Plan to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of, or Exhibit or Annex or Schedule to, this Plan unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation". No provision of this Plan shall be construed to require the Company, First Union or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                             FIRST UNION CORPORATION



                                            By: /s/ Daniel J. Ludeman
                                                Name:Daniel J. Ludeman
                                                Title:Senior Vice President


                                            JWGENESIS FINANCIAL CORP.


                                            By: /s/ Marshall T. Leeds
                                               Name: Marshall T. Leeds
                                               Title: President